Exhibit 99.1

FINAL

China Automotive Systems Reports RECORD FIRST-QUARTER
NET SALES and 25.6% increase in Net Income

WUHAN, China, May 14, 2015 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Net sales increased by 8.0% to a first-quarter record of $123.4 million, compared to $114.3 million in the first quarter of 2014.
•
•	Gross margin was 17.6%, compared to 18.7% in the first quarter of 2014 and 17.7% in the fourth quarter of 2014.
•
•	Operating margin was 7.6%, compared to 8.5% in the first quarter of 2014 and 6.9% in the fourth quarter of 2014.
•
•	Net income attributable to parent company’s common shareholders increased 25.6% to $8.5 million, or diluted earnings per share of $0.26, compared to net income attributable to parent company’s common shareholders of $6.8 million, or diluted earnings per share of $0.24, in the first quarter of 2014.
•
•	Cash and cash equivalents and short-term investments were $105.0 million and $109.5 million as of March 31, 2015 and December 31, 2014, respectively.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "We are pleased to report that we have again exceeded the $100 million sales mark in the first quarter of 2015 as we continued to capture market shares in China and our sales increased in North America. Domestic sales were led by a 150% increase in sales of our electric power steering (‘EPS”) products to approximately $25.0 million, representing 20.0% of our total sales in the 2015 first quarter. Our 8.0% sales growth exceeded the 3.9% sales growth of vehicles in China in the first quarter of 2015.

"Sales to North America increased by 9.5% year-over-year as our key customer Chrysler reported its 60th consecutive month of year-over-year sales gains. The Jeep® brand reported that March 2015 was its best sales month ever, with 23% growth compared to March 2014 sales, and Wrangler announced its best ever sales in the month of March. Jeep has reported 18 consecutive months of year-over-year sales gains.

"In addition, we are further expanding our global reach with the construction of our assembly facility in Brazil. Once it is operational later in 2015, we will be positioned to better serve vehicle manufacturers in the South American markets and capture market share. We also will be supplying the emerging operations of our current Chinese customers and a Tier 1 OEM in these additional markets," Mr. Wu concluded.

Mr. Jie Li, chief financial officer of CAAS, commented, “Positive cash flow was generated from operations and we maintained over $100 million in cash, cash equivalents and short-term investments in the first quarter of 2015. We are using our strong financial position to increase our research and development. We have expanded our electric power steering portfolio and are developing other new steering technologies to improve our growth in domestic and international markets. We are also positioning ourselves financially to improve our growth in the future.”

First Quarter of 2015

In the first quarter of 2015, net sales increased by 8.0% to a first-quarter record of $123.4 million, compared to $114.3 million in the same quarter of 2014. The net sales increase was mainly due to higher sales to the Chinese passenger vehicle markets including an increase in the sale of higher-priced, middle-level electric power steering units. EPS sales rose by 150.0% to $25.0 million in the first quarter of 2015. Sales to the North American market continued to increase in the first quarter of 2015 as well.

Gross profit increased by 1.9% to $21.7 million in the first quarter of 2015, compared to $21.3 million in the first quarter of 2014. The gross margin was 17.6% in the first quarter of 2015, versus 18.7% in the first quarter of 2014 and 17.7% in the fourth quarter of 2014. The decrease in gross margin year-over-year was primarily due to a 17.8% decline in CAAS sales to the commercial vehicle market. Slower economic growth this year and higher purchases of trucks with the less expensive National III emission standards in last year’s first quarter, reduced demand for trucks in the 2015 first quarter. The decreased sales to commercial vehicles lowered that factory’s utilization resulting in a decline in the gross margin. Nationwide enforcement of the more strict National IV emission standards began on January 1, 2015.

Selling expenses increased by 20.0% to $3.6 million in the first quarter of 2015, compared to $3.0 million in the first quarter of 2014. Selling expenses represented 2.9% of net sales in the first quarter of 2015, compared to 2.7% in the first quarter of 2014. The increase was mainly due to higher personnel compensation and travel-related expenses.

General and administrative expenses (“G&A expenses”) increased by 25.7% to $4.4 million in the first quarter of 2015, compared to $3.5 million in the same quarter of 2014. The increase was mainly due to higher personnel costs and a rise in improvement expenses for offices and facilities. G&A expenses represented 3.6% of net sales in the first quarter of 2015 and 3.1% in the first quarter of 2014.

Research and development expenses (“R&D expenses”) amounted to $5.9 million in the first quarter of 2015, the same as those in the first quarter of 2014. R&D expenses represented 4.8% of net sales in the first quarter of 2015 and 5.2% in the first quarter of 2014.

Income from operations was $9.4 million in the first quarter of 2015, compared to $9.8 million in the same quarter of 2014. As a percentage of net sales, the operating margin was 7.6% in the first quarter of 2015, compared to 8.5% in the first quarter of 2014 and 6.9% in the fourth quarter of 2014.

Net financial income increased by $0.1 million to $0.3 million in the first quarter of 2015, compared to $0.2 million in the first quarter of 2014.

Income before income tax expenses and equity in earnings of affiliated companies was $9.7 million in the first quarter of 2015, compared to $10.2 million in the first quarter of 2014. The decrease in income before income tax expenses and equity in earnings of affiliated companies of $0.5 million in the first quarter of 2015 was mainly due to a decrease in operating income of $0.4 million.

Net income attributable to parent company’s common shareholders was $8.5 million in the first quarter of 2015, compared to net income attributable to parent company’s common shareholders of $6.8 million in the corresponding quarter of 2014. Diluted earnings per share were $0.26 in the first quarter of 2015, compared to diluted earnings per share of $0.24 in the first quarter of 2014. The weighted average number of diluted common shares outstanding was 32,134,732 in the first quarter of 2015, compared to 28,063,501 in the first quarter of 2014.

As of March 31, 2015, total cash and cash equivalents and short-term investments were $105.0 million, compared to $109.5 million as of December 31, 2014. Working capital was $203.4 million as of March 31, 2015, compared to $198.1 million as of December 31, 2014.

Business Outlook

Management reiterates its revenue guidance of 10% year-over-year growth for the full year 2015. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 14, 2015 at 9:00 A.M. EDT/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

China Toll Free: 864 001 202 840

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on June 14, 2015. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Conference ID “13609142" to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through its subsidiaries and Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 26, 2015, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: caas@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(Unaudited, in thousands of USD unless otherwise indicated)

	March 31, 2015	December 31, 2014
		(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$65,909	$68,505
Pledged cash deposits	30,663	33,633
Short-term investments	39,084	41,017
Accounts and notes receivable, net - unrelated parties	295,215	282,348
Accounts and notes receivable, net - related parties	25,678	22,760
Advance payments and others - unrelated parties	3,561	2,124
Advance payments and others - related parties	623	741
Inventories	68,747	64,419
Current deferred tax assets	6,739	7,078
Total current assets	536,219	522,625
Non-current assets:
Property, plant and equipment, net	84,099	82,466
Intangible assets, net	3,262	3,419
Other receivables, net - unrelated parties	1,858	1,619
Other receivables, net - related parties	8	76
Advance payment for property, plant and equipment - unrelated parties	3,229	6,755
Advance payment for property, plant and equipment - related parties	2,554	2,085
Long-term investments	4,624	4,575
Goodwill	643	645
Non-current deferred tax assets	5,293	4,896
Total assets	$641,789	$629,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$41,187	$43,988
Accounts and notes payable - unrelated parties	226,248	213,090
Accounts and notes payable - related parties	4,751	4,857
Customer deposits	1,279	1,885
Accrued payroll and related costs	7,227	7,554
Accrued expenses and other payables	34,471	35,429
Accrued pension costs	5,322	5,586
Taxes payable	11,801	11,557
Amounts due to shareholders/directors	378	380
Current deferred tax liabilities	156	189
Total current liabilities	332,820	324,515
Long-term liabilities:
Advances payable	3,691	6,156
Non-current deferred tax liabilities	310	321
Total liabilities	$336,821	$330,992

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued–32,338,302 and 32,338,302 shares as of March 31, 2015 and December 31, 2014, respectively	$3	$3
Additional paid-in capital	64,522	64,522
Retained earnings-
Appropriated	10,178	10,178
Unappropriated	187,945	179,435
Accumulated other comprehensive income	34,927	36,119
Treasury stock – 217,283 and 217,283 shares as of March 31, 2015 and December 31, 2014, respectively	(1,000)	(1,000)
Total parent company stockholders' equity	296,575	289,257
Non-controlling interests	8,393	8,912
Total stockholders' equity	304,968	298,169
Total liabilities and stockholders' equity	$641,789	$629,161

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2015	2014
Net product sales, including $11,704 and $11,810 to related parties for the three months ended March 31, 2015 and 2014	$123,443	$114,306
Cost of products sold, including $7,060 and $7,191 purchased from related parties for the three months ended March 31, 2015 and 2014	101,772	92,969
Gross profit	21,671	21,337
Gain on other sales	1,657	909
Less: Operating expenses
Selling expenses	3,624	3,042
General and administrative expenses	4,448	3,545
Research and development expenses	5,893	5,888
Total operating expenses	13,965	12,475
Income from operations	9,363	9,771
Other income, net	94	239
Interest expense	(474)	(278)
Financial income, net	753	491
Income before income tax expenses and equity in earnings of affiliated companies	9,736	10,223
Less: Income taxes	1,410	1,975
Equity in earnings of affiliated companies	66	63
Net income	8,392	8,311
Net income (loss) attributable to non-controlling interests	(118)	1,537
Net income attributable to parent company’s common shareholders	$8,510	$6,774
Comprehensive income:
Net income	$8,392	$8,311
Other comprehensive income:
Foreign currency translation gain, net of tax	(1,275)	(2,397)
Comprehensive income	7,117	5,914
Comprehensive income (loss) attributable to non-controlling interests	(201)	1,136
Comprehensive income attributable to parent company	$7,318	$4,778

Net income attributable to parent company’s common shareholders per share

Basic –	$0.26	$0.24

Diluted-	$0.26	$0.24
Weighted average number of common shares outstanding
Basic	32,121,019	28,043,019
Diluted	32,134,732	28,063,501

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(Unaudited, in thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$8,392	$8,311
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	3,965	3,713
Increase (decrease) in allowance for doubtful accounts	(2)	2
Inventory write downs	756	1,080
Deferred income taxes	(145)	248
Equity in earnings of affiliated companies	(66)	(63)
Gain on fixed assets disposals	(10)	(35)
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	2,843	1,223
Accounts and notes receivable	(16,932)	(22,366)
Advance payments and others	(1,330)	(839)
Inventories	(5,328)	(5,992)
Increase (decrease) in:
Accounts and notes payable	13,876	4,594
Customer deposits	(602)	181
Accrued payroll and related costs	(300)	(312)
Accrued expenses and other payables	(236)	(56)
Accrued pension costs	(242)	202
Taxes payable	287	1,738
Net cash provided by (used in) operating activities	4,926	(8,371)
Cash flows from investing activities:
(Increase) in other receivables	(184)	(46)
Cash received from property, plant and equipment sales	559	152
Payments to acquire property, plant and equipment	(5,723)	(3,501)
Payments to acquire intangible assets	(7)	(3)
Purchase of short-term investments	(5,889)	(13,002)
Proceeds from maturities of short-term investments	7,667	12,259
Dividends from investment under cost method	-	11
Net cash used in investing activities	(3,577)	(4,130)
Cash flows from financing activities:
Proceeds from government and bank loan	2,249	5,146
Repayments of bank loan	(4,884)	(3,251)
Dividends paid to the non-controlling interest holders	(814)	-
Dividends paid to the holders of the Company’s common stock	(252)	-
Increase in amounts due to shareholders/directors	-	52
Net cash provided by (used in) financing activities	(3,701)	1,947
Effects of exchange rate on cash and cash equivalents	(244)	(470)
Net decrease in cash and cash equivalents	(2,596)	(11,024)
Cash and cash equivalents at beginning of period	68,505	53,979
Cash and cash equivalents at end of period	$65,909	$42,955

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Three Months Ended March 31,
	2015	2014
Cash paid for interest	$294	$256
Cash paid for income taxes	336	1,204

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Three Months Ended March 31,
	2015	2014
Advance payments for acquiring property, plant and equipment	$2,203	$5,337
Dividends payable to non-controlling interest holders	318	34
Government subsidies recorded as a reduction of property, plant and equipment cost	1,628	-
Accounts payable for acquiring property, plant and equipment	842	-

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